SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 1, 2005

Date of Report (Date of earliest event reported)

NBTY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-31788	11-2228617
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

90 Orville Drive Bohemia, New York 11716
(Address of principal executive offices, including zip code)

(631) 567-9500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 7.01 below.

Item 7.01               Regulation FD Disclosure.

On August 1, 2005, NBTY consummated its previously announced agreement to acquire substantially all the assets of Solgar Vitamin and Herb, a division of Wyeth Consumer Healthcare, for $115 million (subject to adjustment based on the actual net assets transferred at closing).

To finance the purchase price and to pay related fees and expenses, on August 1, 2005 NBTY amended and restated its existing credit agreement to include a new senior secured term loan facility in the amount of $120 million and to increase the revolving credit commitment thereunder from $100 to $125 million.  The entire new term loan facility was drawn at the closing of the Solgar acquisition.  The material features of the facility and the amendment are summarized below.  This summary is qualified in its entirety by reference to the amended and restated agreement itself, which will be filed as an exhibit to NBTY’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

Interest.  The facility will bear interest at a variable rate based on LIBOR or an alternative base rate, as elected by NBTY.  The interest rate will include a margin above these rates that will vary based on the ratio between NBTY’s consolidated indebtedness and its consolidated EBITDA.

Amortization.  The new facility will amortize on a quarterly basis beginning in the second year at the rate of 15% per year, with the remaining amount due during the fifth year.  However, the facility will be payable in full on March 15, 2007 if NBTY’s existing senior subordinated notes remain outstanding on that date, or, if NBTY refinances those notes, the facility will become payable if any of the refinancing debt matures.  Amounts repaid under the new facility may not be reborrowed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBTY, INC.

	By:	/s/ Harvey Kamil
	Name:	Harvey Kamil
	Title:	President and Chief Financial Officer

Date: August 4, 2005